JOHN HANCOCK FUNDS III

                        SUBADVISORY CONSULTING AGREEMENT


     AGREEMENT made this 29th day of December, 2006, among John Hancock Investment Management Services, LLC, a Delaware limited liability company, ("the Adviser"), MFC Global Investment Management (U.S.A.) Limited, a Canadian corporation (the "Subadviser"), and Deutsche Asset Management, Inc., a Delaware corporation ("Deutsche"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   APPOINTMENT OF DEUTSCHE

     Deutsche undertakes to provide the services described in Section 2 below in connection with the Subadviser's management of the funds listed in Appendix A (collectively, the "Fund of Funds"), subject to the supervision of the Trustees of John Hancock Funds III (the "Trust") and the Adviser. Deutsche will be an independent contractor and will have no authority to act for or represent the Trust, Adviser or Subadviser in any way except as expressly authorized in this Agreement or another writing by the Trust, the Adviser and Subadviser.

     Deutsche represents that it is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Investment Advisers Act").

2.   SERVICES TO BE RENDERED BY DEUTSCHE

a. Deutsche will provide the Subadviser the following information and services as may be requested by the Subadviser from time to time:

     i.

        o calculate the probability that the subadvisers to the nonFund of Funds portfolios outperform their performance benchmarks;

        o perform statistical performance analysis of historical manager returns for managers that the Subadviser would like to include in its potential line up on a quarterly basis;

        o using a combination of sources, including Deutsche's proprietary optimization technology, Deutsche will seek to optimize Fund of Funds investments consistent with the performance objective specified by the Subadviser (i.e. the probability of out-performing a benchmark, minimum shortfall relative to the benchmark, and specification of the benchmark for each Fund of Funds, and any constraints that the Subadviser may specify on allocations to nonFund of Fund Portfolios) on a quarterly basis;

       o consult with the Subadviser to explain proposed allocations on a quarterly basis and review past performance of the Fund of Funds provided that Deutsche is given information on the performance of these Fund of Funds and the actual allocations implemented.

b. Deutsche, at its expense, will furnish all necessary (i) investment and management facilities, including salaries of personnel required for it to execute its duties faithfully under this Agreement, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary to execute its obligations under this Agreement.

c. Deutsche shall be entitled to sub-delegate, where necessary, the performance of any or all of the services hereunder to any member of a company controlled by Deutsche Bank AG ("Group Companies"), unless such delegation would violate the anti-assignment provisions of the Investment Advisers Act.

3.   COMPENSATION OF DEUTSCHE

     The Subadviser will pay Deutsche with respect to each Fund of Funds the compensation specified in Appendix A to this Agreement.

4.   LIABILITY OF DEUTSCHE

a. Neither Deutsche nor any of its directors, officers or employees shall be liable to the Adviser, the Subadviser or the Trust for any error of judgment or mistake of law or for any loss suffered by the Adviser, the Subadviser or the Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of Deutsche or any of its directors.

b. Deutsche and any of its directors, officers or employees shall not in any event have any liability to the Trust, Adviser or Subadviser to the extent that performance of its obligations is prevented or impeded as a consequence of any circumstances beyond its reasonable control, including (without limitation) nationalization, currency restrictions, acts of war, acts of God, breakdown or failure of transmission or communications or computer facilities that is not due to the gross negligence of the Deutsche or any of its affiliates, postal or other strikes or industrial action, Government action, or the failure or disruption of any stock exchange, clearing house, settlements system or market.

5.   CONFLICTS OF INTEREST

     It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in Deutsche as trustees, officers, partners or otherwise; that employees, agents and partners of Deutsche are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that Deutsche may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust or by specific provision of applicable law.

6.   REGULATION

     Deutsche shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.   DURATION AND TERMINATION OF AGREEMENT

     This Agreement shall become effective with respect to each Fund of Funds on the later of:

     (i) its execution, and

     (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved as described below.

     The Agreement will continue in effect for a period more than two years from the date of its execution with respect to each Fund of Funds only so long as such continuance is specifically approved at least annually either (i) by the Trustees of the Trust or (ii) by a majority of the outstanding voting securities of the Fund of Funds, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

     Any required shareholder approval of the Agreement, or of any continuance of the Agreement, shall be effective with respect to any Fund of Funds if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Fund of Funds votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Fund of Funds affected by the Agreement or
(b) all the Fund of Funds.

     If any required shareholder approval of this Agreement or any continuance of the Agreement is not obtained, Deutsche will continue to provide the services described herein with respect to the affected Fund of Funds pending the required approval of the Agreement or its continuance or of a new contract with Deutsche or a different adviser or other definitive action; provided, that the compensation received by Deutsche in respect of such Fund of Funds during such period is in compliance with Rule 15a-4 under the Investment Company Act.

     This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Fund of Funds by the vote of a majority of the outstanding voting securities of such portfolio, on sixty days' written notice to the Adviser, Subadviser and Deutsche, or by the Adviser, Subadviser or Deutsche on sixty days' written notice to the Trust and the other parties. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act), in the event the Subadvisory Agreement between the Subadviser and the Adviser terminates for any reason with respect to the Fund of Funds or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason with respect to the Fund of Funds.

8.   PROVISION OF CERTAIN INFORMATION BY DEUTSCHE

     Deutsche will promptly notify the Adviser and the Subadviser in writing of the occurrence of any of the following events:

a. Deutsche fails to be registered as an investment adviser under the Investment Advisers Act;

b. Deutsche is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c. any change in control of Deutsche within the meaning of the Investment Company Act.

9.   SERVICES TO OTHER CLIENTS

     The Adviser and the Subadviser understand, and have advised the Trust's Board of Trustees, that Deutsche now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies. Further, the Adviser and Subadviser understand, and have advised the Trust's Board of Trustees that Deutsche and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for the Fund of Funds. Deutsche is not obligated to initiate transactions for a Fund of Funds in any security which Deutsche, its affiliates or employees may purchase or sell for their own accounts or other clients.

10.  AMENDMENTS TO THE AGREEMENT

     This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to any Fund of Funds if a majority of the outstanding voting securities of that Fund of Funds vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Fund of Funds affected by the amendment or (b) all the Fund of Funds of the Trust.

11.  ENTIRE AGREEMENT

     This Agreement contains the entire understanding and agreement of the parties.

12.  HEADINGS

     The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

13.  NOTICES

     All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust, Deutsche or the Subadviser, as applicable, or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

14.  SEVERABILITY

     Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

15.  REPRESENTATIONS OF THE ADVISER AND SUBADVISER

a. The Adviser and Subadviser each separately represent, warrant and agree on a continuing basis the following:

     1. it has the authority to enter into this Agreement, and that it has taken all steps necessary to appoint Deutsche to perform the services envisaged in this Agreement;

     2. it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which it is bound whether arising by contract, operation of law or otherwise;

     3. as a condition of the provision of services by the Deutsche hereunder, it will produce to Deutsche such documents as it may require as evidence of its authority to enter into this Agreement, and will forthwith advise Deutsche of any variation of or supplements to such documents relevant to its authority to enter into this Agreement; and

     4. it will notify Deutsche promptly if there is any change to the investment policies of the Portfolio and will provide such other relevant information as Deutsche may from time to time reasonably require in order to fulfill its legal, regulatory and contractual obligations relating to fulfilling its obligations under this Agreement, such relevant information including, but not limited to, providing Deutsche with historical performance (monthly return) for all of the managers that it wishes to include in Deutsche's analysis, its performance objective (benchmarks for each Fund of Funds, constraints, performance objective), and any views that it wishes to place on a benchmark or a manager's future performance. The Subadviser and the Adviser each separately acknowledge that a failure to provide such information may adversely affect the quality of the services that Deutsche may provide.

b. Deutsche represents, warrants and agrees on a continuing basis the following:

     1. it is duly registered as an investment adviser under the Investment Advisers Act of 1940;

     2. it has the authority to enter into this Agreement;

     3. it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which the Deutsche is bound whether arising by contract, operation of law or otherwise.

16.  GOVERNING LAW

     The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

17.  LIMITATION OF LIABILITY

     The Agreement and Declaration of Trust, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name " John Hancock Funds II" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.

18.  CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS

     Deutsche agrees to treat Trust portfolio holdings as confidential information in accordance with the Trust's "Policy Regarding Disclosure of Portfolio Holdings," as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information.

19.  CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS

     As required by Rule 17a-10 under the Investment Company Act of 1940, the Deutsche is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:

     1. other subadvisers to a Portfolio

     2. other subadvisers to a Trust portfolio

     3. other subadvisers to a portfolio under common control with the Portfolio

20.  COMPLIANCE

     Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser's written policies and procedures ("Compliance Policies") as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies, (ii) notification of the commencement of a regulatory examination of the Subadviser and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies, and (iii) notification of any material compliance matter that relates to the services provided by the Subadviser to the Trust including but not limited to any material violation of the Compliance Policies or of the Subadviser's code of ethics and/or related code. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Trust to comply with Rule 38a-1 under the Investment Company Act.

         (THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

                                  JOHN HANCOCK INVESTMENT MANAGEMENT
                                  SERVICES, LLC


                                  By:   \s\ Bruce R. Speca
                                        --------------------------------------
                                           Name:      Bruce R. Speca
                                           Title:     Executive Vice President



                                  MFC GLOBAL INVESTMENT MANAGEMENT
                                  (U.S.A.) LIMITED


                                  By:   /s/ Norman Light
                                        --------------------------------------
                                           Name:      Norman Light
                                           Title:     Chief Financial Officer



                                  DEUTSCHE ASSET MANAGEMENT, INC.


                                  By:   /s/ Inna Okounkova
                                        --------------------------------------
                                           Name:      Inna Okounkova
                                           Title:     Director



                                  By:   /s/ Michael Kuras
                                        --------------------------------------
                                           Name:      Michael Kuras
                                           Title:     Vice President

                                   APPENDIX A
                                   ----------

:The Deutsche shall serve as subadviser consultant for the International Allocation Portfolio (the "Portfolio"). The Subadviser will pay Deutsche, as full compensation for all services provided under this Agreement with respect to the Portfolio, the fee at an annual rate as follows (the "Subadviser Fee"):


                                            First              Between          Excess Over
                                        $250 million        $250 million       $500 million
                                             of          and $500 million of        of
Portfolio                                Net Assets*         Net Assets*        Net Assets*
---------                               ------------     -------------------   ------------
International Allocation Portfolio

     The Subadviser Fee for the Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Deutsche. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Portfolio. For purposes of determining net assets of the Portfolio and calculating the Subadviser Fee, the net assets of the Portfolio are determined as of the close of business on the previous business day of the Trust.

     If, with respect to the Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Subadviser Fee changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.





                                      A-1